FILED PURSUANT TO

RULE 424(b)(3)

REGISTRATION NO: 333-121707

PROSPECTUS

2,903,402 SHARES

THE COLONIAL BANCGROUP, INC.

COMMON STOCK

PAR VALUE $2.50

Summary

This Prospectus relates to 2,903,402 shares of common stock, $2.50 par value per share, of The Colonial BancGroup, Inc., which were issued to UB Financial Corporation as partial consideration for the purchase of all of the stock of Union Bank of Florida by Colonial BancGroup. UB Financial Corporation may, but is under no obligation to, distribute some or all of the shares to its shareholders. For the purposes of this discussion, we have assumed that UB Financial Corporation will distribute some or all of the shares to its shareholders, and therefore in this Prospectus we have collectively referred to both UB Financial Corporation and its shareholders as the selling stockholders. See “Selling Stockholders.” Upon issuance and registration, the shares may be offered by the selling stockholders from time to time in transactions in the open market, in privately negotiated transactions, in brokerage transactions or a combination of these methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Upon issuance and registration, the shares may be sold to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Upon issuance, the selling stockholders also may enter into hedging transactions in connection with distribution of the shares or otherwise. See “Plan of Distribution.”

The selling stockholders acquired the shares from Colonial BancGroup on February 10, 2005 in connection with the purchase of all of the stock of Union Bank of Florida by Colonial BancGroup. See “Recent Developments.” The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). See “Selling Stockholders” and “Plan of Distribution.”

Colonial BancGroup will not receive any proceeds from a subsequent sale of the shares by the selling stockholders. Colonial BancGroup has agreed to bear all expenses (other than selling commissions) in connection with the registration and subsequent sale of the shares by the selling stockholders covered by this prospectus.

Colonial BancGroup’s common stock is listed for trading on the New York Stock Exchange under the symbol “CNB.” On February 10, 2005, the last reported sales price of the common stock reported on the New York Stock Exchange was $20.07 per share.

The shares of Colonial BancGroup common stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other government agency.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 11, 2005.

RISK FACTORS

You should carefully review the information contained elsewhere or incorporated by reference in this prospectus and should carefully consider the following risk factors, as well as the factors listed under “A Warning About Forward-Looking Statements”.

Risks Relating to Offerings of Our Securities

Our ability to undertake future sales or distributions of common stock may cause the market price of our common stock to decline, irrespective of our financial performance.

The sale of a substantial number of shares of our common stock into the public market, or the availability of these shares for future sale, could adversely affect the market price of our common stock and could impair our ability to obtain additional capital in the future through an offering of equity securities at a time or at a price we deem appropriate. We have a currently effective shelf registration statement permitting the public sale of up to $500 million of our securities, including our common stock. Additionally, on January 18, 2005, we announced the signing of an Agreement and Plan of Merger with FFLC Bancorp, Inc. We expect to register approximately 11,216,356 newly issued shares in connection with this acquisition. We may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. Any such offering would dilute your ownership interest in us and our earnings.

Future potential debt or preferred stock issuance may negatively impact holders of common stock.

If at some point in the future we choose to issue debt and/or preferred securities, these securities will have a senior claim on our assets relative to common stockholders. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our debt and preferred obligations in full before making any distributions to common stockholders. In this event, it might be possible that a common stockholder will not recover their original investment.

Risks Relating to Our Business

In connection with our pending acquisition and to the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions.

We have in the past considered, and will in the future continue to consider, the acquisition of other banking companies, such as our recent acquisitions of P.C.B. Bancorp, Inc. and Union Bank of Florida and our proposed acquisition of FFLC Bancorp, Inc. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with those acquisitions. These risks include the following:

•	the risk that acquired business will not perform in accordance with our expectations;

•	the risk that regulatory agencies that have the power to approve such acquisitions fail to provide those approvals on a timely basis or at all or impose unfavorable conditions in connection with their approvals;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with our businesses, particularly to the extent we are entering new geographic markets;

•	the risk that we will need to make significant investments in infrastructure, controls, staff, emergency backup facilities or other critical business functions that become strained by our growth;

•	the risk that management will divert its attention from other aspects of our business;

•	the risk that unanticipated costs relating to potential acquisitions could reduce our earnings per share;

•	the risk that we may assume potential liabilities of the acquired company as a result of the acquisition; and

•	the risk that persons who receive our stock in connection with an acquisition may sell such stock into the market on an undisciplined manner, which could have the effect of reducing the market value of our common stock.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect our results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of our stock and may involve the payment of a premium over book and market values, existing shareholders may well experience dilution in connection with any acquisition.

Attractive acquisition opportunities may not be available to us in the future.

We will continue to consider the acquisition of other businesses. However, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of our business. We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire compatible businesses. This competition could increase prices for acquisitions that we would likely pursue, and our competitors may have greater resources than we do. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interests.

We are a holding company, and as a result we are dependent on dividends from our subsidiaries, including Colonial Bank, to meet our obligations and to provide funds for payment of dividends to our stockholders.

We are a non-operating holding company, whose principal asset and source of income is our investment in Colonial Bank. We are a legal entity separate and distinct from Colonial Bank and our other subsidiaries and, therefore, rely primarily on dividends from these subsidiaries to meet our obligations and to provide funds for the payment of dividends to our stockholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which Colonial Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise).

We may not be able to attract and retain banking customers at current levels.

Competition in the local and regional banking industry may limit the ability of our banking subsidiary, Colonial Bank, to attract and retain banking customers. Colonial Bank faces competition from the following:

•	other banking institutions (including larger national and regional commercial banking organizations);

•	savings banks;

•	credit unions;

•	other financial institutions; and

•	non-bank financial service companies serving the same geographic region in which we operate.

In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. If Colonial Bank is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted.

Conditions, including disaster conditions resulting from recent hurricanes, in the local economies or real estate markets in which we operate could negatively impact our banking business.

Most of the Colonial Bank’s principal markets are located in Florida and Alabama. As a result, adverse conditions, including an economic downturn, in those areas could negatively impact the ability of the Bank’s customers in those areas to repay their loans. Furthermore, damage resulting from the hurricanes recently affecting the areas in which the Bank operates, and the continued economic uncertainty resulting from that damage, could negatively impact businesses in those areas. While we are currently uncertain as to the long-term effects of these events, they could adversely affect our banking business.

The Bank’s commercial loans, with limited exceptions, are secured either by real estate (usually income producing commercial and residential properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory) in certain of our market areas which were affected by this year’s intense hurricane activity. Consequently, the Bank’s ability to continue to originate loans may be impaired by adverse changes in local and regional economic conditions in those areas. In addition, due to the concentration of the Bank’s real estate and other collateral, adverse changes in local economic conditions, including acts of nature, such as the recent hurricanes, could have a material adverse impact on the ability of the Bank’s borrowers to repay their loans and affect the value of the collateral securing these loans.

Credit risk is inherent to our banking business.

Credit risk is inherent in our various lending activities. It constitutes our largest risk because loans are our largest asset and are responsible for the bulk of our earnings. At September 30, 2004, the loan portfolio totaled approximately $12.6 billion, or 69% of our total assets. Credit risk is defined as the possibility a debtor will not be able to pay interest or repay the principal according to the terms specified in the credit agreement. Deterioration in credit quality could occur with changes in economic conditions affecting real estate values and transactions in our market and/or general economic conditions, either nationally or regionally, that are less favorable than expected. In addition, BancGroup has a significant concentration in commercial real estate and construction loans representing 35% and 30% of the total loan portfolio, respectively.

Fluctuations in interest rates may negatively impact our banking business.

The Bank’s main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce net interest income as the difference between interest income and interest expense decreases. We cannot assure you that a decrease in interest rates will not negatively impact our results from operations or financial position.

An increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate increases to the Bank’s allowances for loan losses.

Our banking business is highly regulated, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System, which we refer to as the

Federal Reserve. Colonial Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency (the “OCC”) and the FDIC.

Banking laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the OCC possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and Colonial Bank may conduct business and obtain financing.

Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in monetary or legislative policies may affect the interest rates our subsidiaries must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Colonial Bank.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this document and in our public documents to which we refer. When we use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions we refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services or real estate industries, while other factors apply directly to us. The important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	the impact and effects of leverage;

•	regulatory limitations on Colonial Bank’s ability to pay dividends;

•	the potential adverse impact on Colonial Bank’s operations and profitability of changes in interest rates and future legislation or regulations;

•	economic conditions, both generally and particularly in areas where we or our subsidiaries, including Colonial Bank, operate or hold assets;

•	interest rate and credit risk associated with Colonial Bank’s loan portfolio and the related sufficiency of its allowance for loan losses;

•	the success of technological, strategic and business initiatives;

•	the risks associated with commercial real estate and development;

•	the risks associated with the value of our equity securities;

•	the profitability of our banking and non-banking initiatives and investments;

•	the ability to successfully integrate any business or assets that we may acquire;

•	the highly regulated nature of our banking business; and

•	the highly competitive nature of our businesses.

Many of these factors, as well as factors that could cause actual results to differ from our forward-looking statements, are beyond our control and beyond the control of Colonial Bank and Colonial BancGroup. You should consult our periodic and current reports filed with the SEC for any further disclosures of a forward-looking nature that we may make.

THE COMPANY

Colonial BancGroup is a financial services company with total assets of $18.2 billion as of December 31, 2004 that provides diversified financial services primarily through its wholly-owned banking subsidiary, Colonial Bank, N.A. Colonial Bank conducts a general commercial and retail banking business through its branch network with 289 branches as of December 31, 2004 in Florida, Alabama, Georgia, Nevada, Tennessee and Texas. Our principal executive offices are located at Colonial Financial Center, One Commerce Street, Montgomery, Alabama 36104. Our telephone number at that address is (334) 240-5000.

Strategy

BancGroup is built upon the foundation of a community banking philosophy that allows local responsibility for customer relationships. This operating philosophy has been important in making acquisitions, retaining skilled and highly motivated local management teams and developing a strong customer base, particularly with respect to lending relationships.

The expertise in each local market is supported by centralized operations and a centralized credit review function, which allows the local banking officers to concentrate on the customer. Through this structure of local customer relationship responsibility and centralized operations, the local banks have decision making capability while at the same time having an effective operational structure at their disposal to service the customer in the most cost effective and efficient manner. We expect that there will continue to be considerable competition in all of our markets.

We are continuing to expand our geographic footprint through acquisitions and internal growth. Our acquisition strategies focus on finding strong banks in growth markets that fit into our strategic plans and desired market areas. Our internal growth strategies include seeking quality loan growth in each regional market, generating deposit growth through the development of customer relationships and competitive product offerings, continued development of our presence in higher growth markets, growth in noninterest income through continued expansion of fee based products and services and the ongoing development of a sales oriented business culture with an emphasis on customer service.

RECENT DEVELOPMENTS

On February 10, 2005 Colonial BancGroup acquired Union Bank of Florida by purchasing all of its outstanding stock from UB Financial Corporation, pursuant to a Stock Purchase Agreement dated as of September 27, 2004 and as amended on December 22, 2004, by and among Colonial BancGroup, UB Financial Corporation and Union Bank of Florida. In the acquisition, Colonial BancGroup issued 2,903,402 shares of Colonial BancGroup common stock and delivered $174,750,000 in cash to UB Financial Corporation, the former shareholder of Union Bank of Florida, as consideration for all of the outstanding shares of Union Bank of Florida. Under the terms of the amended stock purchase agreement, Colonial BancGroup agreed to register the shares for resale by UB Financial Corporation and its shareholders. This prospectus forms a part of the registration statement filed with the Securities and Exchange Commission pursuant to the registration provisions of the amended stock purchase agreement.

On January 18, 2005, Colonial BancGroup and FFLC Bancorp, Inc. jointly announced that they had entered into an Agreement and Plan of Merger providing for Colonial BancGroup’s acquisition of FFLC Bancorp. FFLC Bancorp is the holding company for First Federal Savings Bank of Lake County, headquartered in Leesburg, Florida (Lake County). First Federal had total assets of $1 billion, total deposits of $795 million and total loans of $884 million at December 31, 2004. First Federal currently operates 16 full-service offices in Lake, Sumter, Citrus and Marion counties in Central Florida.

USE OF PROCEEDS

Colonial BancGroup will not receive any proceeds from the subsequent sale of common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares. Colonial BancGroup will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock expected to be directly or indirectly owned by the selling stockholders (each, a “selling stockholder”), as of February 10, 2005, which is the same as the number of shares expected to be offered by each stockholder. Each stockholder’s anticipated ownership represents less than 1% of the outstanding shares of Colonial BancGroup, except for the shares owned by UB Financial Corporation, which represent 2.17% of the outstanding shares. The selling stockholders have not held any position or office or had any other material relationship with Colonial BancGroup or any of its predecessors or affiliates within the past three years. Selling stockholders Stuart Miller, Steven Saiontz and Jeffrey Miller have been directors of Union Bank of Florida for twelve, seven and six years, respectively.

Name of Selling Stockholder	Number of Shares Owned/Offered
UB Financial Corporation	2,903,402
Stuart Miller	150,081	*
Jeffrey Miller	150,081	*
Steven Saiontz	150,081	*
LM Jeffrey Miller Irrevocable Trust	769,510	*
LM Stuart Miller Irrevocable Trust Via LM Children’s Irrevocable Trust	769,510	*
LM Leslie Saiontz Irrevocable Trust Via LM Children’s Irrevocable Trust	769,510	*
Leonard Miller Revocable Declaration of Trust	144,624	*
Total	2,903,402

*	This represents the number of shares that each shareholder of UB Financial Corporation will own if UB Financial Corporation distributes all of its shares of Colonial BancGroup on a pro rata basis to its shareholders. UB Financial Corporation is under no obligation to make such a distribution.

Colonial BancGroup does not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, Colonial BancGroup has assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

PLAN OF DISTRIBUTION

Colonial BancGroup is registering the shares of common stock on behalf of the selling stockholders. As used in this section, “selling stockholders” includes donees and pledgees selling shares received from a named Selling Stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Colonial BancGroup. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Pursuant to this prospectus, the selling stockholders may sell or distribute up to 2,903,402 shares of Colonial BancGroup common stock from time to time through dealers or brokers or other agents or directly to one or more purchasers in a variety of ways, including:

•	transactions, which may involve crosses and block transactions, on the New York Stock Exchange, where the common shares are listed for trading;

•	privately negotiated transactions;

•	in the over-the-counter market;

•	in brokerage transactions; or

•	in a combination of these types of transactions.

These transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The selling stockholders may enter into hedging transactions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or others may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions.

The selling stockholders may enter into option, forward sales or other transactions with broker-dealers or others which may require the delivery to the broker-dealer of the shares. The broker-dealer or other party may then resell or otherwise transfer such shares pursuant to this prospectus and the prospectus supplement. The selling stockholders also may loan or pledge the shares. The pledgee may sell the shares so loaned, or upon a default the pledgee may sell the pledged shares pursuant to this prospectus and the prospectus supplement.

The selling stockholders may also transfer shares that it owns by gift, and, upon such transfer, the donee would have the same right of sale as the selling stockholders.

The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealers that act in connection with the sale of shares may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

If a selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon Colonial BancGroup being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling stockholders and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, upon our being notified by the selling stockholders that a donee or pledgee intends to sell more than the greater of 1% of the Colonial BancGroup common stock than outstanding or the average weekly trading volume of such stock, a supplement to this prospectus will be filed.

LEGAL MATTERS

The validity of the issuance of the shares offered by this prospectus has been passed upon for Colonial BancGroup by Miller, Hamilton, Snider & Odom, L.L.C., Montgomery, Alabama. John C. H. Miller, Jr. is a member of this law firm and a director of Colonial BancGroup. Such firm received fees for legal services performed in 2003 of approximately $2,647,660. John C. H. Miller, Jr. beneficially owns 66,117 shares of Colonial BancGroup common stock. Mr. Miller also received employee-related compensation from Colonial BancGroup in 2003 of $41,845, the use of a company-provided vehicle for personal use valued at $4,204, the personal use of the company aircraft valued at $2,215 and a year-end cash bonus of $100,000 paid in 2004 for services provided to Colonial BancGroup in 2003.

EXPERTS

The financial statements incorporated in this prospectus by reference from Colonial BancGroup’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by PricewaterhouseCoopers LLP, registered independent public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT COLONIAL BANCGROUP

This prospectus is part of a registration statement on Form S-3 that Colonial BancGroup filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus in accordance with SEC rules. Colonial BancGroup files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy the registration statement as well as reports, proxy statements and other information Colonial BancGroup has filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. Colonial BancGroup is also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol “CNB.” Reports, proxy and information statements and other information concerning Colonial BancGroup may be inspected at the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

The SEC allows Colonial BancGroup to “incorporate by reference” the information Colonial BancGroup has previously filed with it, which means that Colonial BancGroup can disclose important information to you by referring you to those documents. All information that Colonial BancGroup has incorporated by reference is available to you in accordance with the above paragraph. The information incorporated by reference is considered to be a part of this prospectus, and information that Colonial BancGroup files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. Colonial BancGroup incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

The following documents Colonial BancGroup has filed with the SEC are incorporated by reference in this prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

2. Current Reports on Form 8-K filed with the SEC on September 1, 2004 and September 28, 2004;

3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

4. Description of Colonial BancGroup’s common stock set forth in its registration statement on Form 8-A filed with the SEC on November 22, 1994 and effective February 22, 1995.

5. All reports filed with the SEC by Colonial BancGroup after the date of the filing of the registration statement and prior to the effectiveness of the registration statement.

6. Any future filings by Colonial BancGroup with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until all of the Common Stock covered by this prospectus has been sold or until two years have elapsed since the effectiveness of this registration statement.

Colonial BancGroup will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Helena Duncan, Secretary, The Colonial BancGroup, Inc., One Commerce Street, 8th Floor, Montgomery, Alabama 36104, telephone (334) 240-5000.